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                                                                  Exhibit 23 (3)



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8, as amended, (File Nos. 33-82944, 333-02651, and 333-59367) pertaining to the Electromagnetic Oil Recovery, Inc. Securities Compensation Plan, the 1995 Long-Term Incentive Plan and the CanArgo Energy Inc. Stock Option Plan, respectively, of our reported dated February 18, 1998, with respect to the financial statements of Ninotsminda Oil Company Limited (formerly "JKX (Ninotsminda) Limited") as at June 30, 1997 and December 31, 1996 and for the six month period ended June 30, 1997 and the period from October 24, 1995 to December 31, 1996, included in the Registration Statement on Form S-3, as amended, (File No. 333-48287) of Fountain Oil Incorporated, filed with the Securities and Exchange Commission.



/s/Ernst & Young

Chartered Accountants


Limassol, Cyprus

24 July, 1998